Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Mitsubishi UFJ Financial Group, Inc. of our reports dated February 27, 2020, relating to the financial statements of Morgan Stanley and the effectiveness of Morgan Stanley’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 7, 2020